Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159645

SUPPLEMENT NO. 3 DATED DECEMBER 29, 2011
TO PROSPECTUS DATED APRIL 27, 2011

AMBIENT CORPORATION

This document supplements the prospectus dated April 27, 2011, as subsequently amended by Supplement No. 1 dated August 16, 2011 and Supplement No. 2 dated November 9, 2011 by attaching to and making as part of this Prospectus Supplement Ambient Corporation’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on December  28, 2011. This prospectus supplement is incorporated by reference into the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to the prospectus.

NEITHER THE SECURITIES EXCHANGE AND COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 29, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2011

AMBIENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23723	98-0166007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE, SUITE 11, NEWTON, MASSACHUSETTS, 02459
 (Address of principal executive offices, including Zip Code)

617- 332-0004
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On December 20, 2011, the compensation committee (the “Compensation Committee”) of the Board of Directors (the "Board") of Ambient Corporation (the "Company") approved grants of options under the Company’s 2000 Equity Incentive Plan (the “2000 Plan”) to senior executive officers to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

From the above grants, John J. Joyce, the Company’s Chief Executive Officer and President, received options to purchase 340,000 shares of the Company’s Common Stock; Ramdas Rao, the Company’s Chief Technical Officer, received options to purchase 340,000 shares; and Mark Fidler, the Company’s Chief Financial officer, received options to purchase 30,000 shares.

In each case, the options grants have a ten-year term. One third of the options were vested upon grant at a per share exercise price of $6.30. The balance of the options are scheduled to vest on a quarterly basis, in eight equal quarterly installments at the end of each quarter, beginning with the quarter ending March 31, 2013, with half of the option grants exercisable at a per share exercise price of $6.75 and remaining half at $7.25. The above exercise prices are all above the closing price per share of the Company's Common Stock on the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBIENT CORPORATION

Dated: December 27, 2011	By:	/s/ John J. Joyce
John J. Joyce
Chief Executive Officer